Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Radyne ComStream Inc.:

We consent to the incorporation by reference in the registration statements of Radyne ComStream Inc. on Form S-8 (File No. 333-23159) filed as of March 12, 1997, Form S-8 (File No. 333-67469) filed as of November 18, 1998 and amended as of May 5, 1999, Form S-8 (File No. 333-90383) filed as of November 5, 1999, Form S-8 (File No. 333-41704) filed as of July 19, 2000, and Form S-8 (File No. 333-89316) filed as of May 29, 2002, of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Radyne ComStream Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2004 annual report on Form 10-K of Radyne ComStream Inc.

/s/ KPMG LLP

Phoenix, Arizona
March 11, 2005